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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            American Software, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            AMERICAN SOFTWARE, INC.
                           470 East Paces Ferry Road
                            Atlanta, Georgia 30305

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN SOFTWARE, INC. will be held at the Grand Hyatt Atlanta in Buckhead, 3300 Peachtree Road, Atlanta, Georgia 30305 on Thursday, August 24, 2000 at 4:00 p.m. for the following purposes:

  1. To elect four directors of the Company, two of whom will be elected by the holders of Class A Common Shares, and two of whom will be elected by the holders of Class B Common Shares.

  2. To consider and vote upon adopting the Company's 2001 Stock Option Plan.

  3. To consider and transact such other business as may properly come before the meeting.

  Only shareholders of the Company of record at the close of business on July 7, 2000 will be entitled to vote at the meeting.

  Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they now plan to attend the meeting. If shareholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James R. McGuone,
                                          Secretary

August 2, 2000

                                   IMPORTANT

  We encourage you to attend the shareholders' meeting. In order that there may be a proper representation at the meeting, each shareholder is requested to send in his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company's expense in soliciting proxies.

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                          OF AMERICAN SOFTWARE, INC.

                               ----------------

                               TO BE HELD AT THE
                              GRAND HYATT ATLANTA
                                  IN BUCKHEAD
                              3300 PEACHTREE ROAD
                            ATLANTA, GEORGIA 30305
                              ON AUGUST 24, 2000

  This Proxy Statement is furnished to Class A shareholders by the Board of Directors of AMERICAN SOFTWARE, INC., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders on Thursday, August 24, 2000 at 4:00 p.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about August 2, 2000.

  If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted -

    FOR - Election of David H. Gambrell and Thomas R. Williams as Class A Directors.

    FOR - Adoption of the Company's proposed 2001 Stock Option Plan.

  In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders' best judgment on such other business as may properly come before the meeting or any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attendance at the meeting, by the person giving the proxy insofar as the proxy has not been exercised at the meeting.

                               VOTING SECURITIES

Record Date and Voting of Securities

  The Board of Directors has fixed the close of business on July 7, 2000 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On July 7, 2000, the Company had outstanding and entitled to vote a total of 18,522,051 Class A Common Shares ("Class A shares") and 4,082,289 Class B Common Shares ("Class B shares").

  Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. The adoption of the 2001 Stock Option Plan requires the affirmative vote of a majority of the shares represented at the meeting (adjusted as described above). Any other matter submitted to the meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above). A one-third quorum of 6,174,017 Class A shares and of 1,360,763 Class B shares is required to be present or represented by proxy at the meeting in order to conduct all of the business expected to come before the meeting. A vote of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

Security Ownership

  Five Percent Shareholders. The only persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock of either class of the Company are those set forth below. Unless otherwise noted, this information is as of June 30, 2000. The statements as to securities beneficially owned are, in each instance, based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

                                                       Shares         Percent
                   Name and Address of Beneficial   Beneficially         of
  Title of Class                Owner                  Owned          Class(1)
  --------------   ------------------------------   ------------      --------
 CLASS A SHARES    James C. Edenfield............      125,050(2)(3)     0.7%(4)
                   c/o American Software, Inc.
                   470 East Paces Ferry Road, N.
                   E.
                   Atlanta, Georgia 30305
                   Thomas L. Newberry............      163,000(2)(5)     0.9%(4)
                   c/o American Software, Inc.
                   470 East Paces Ferry Road, N.
                   E.
                   Atlanta, Georgia 30305

                   Brown Capital Management,
                   Inc...........................    2,979,100(6)       16.1%
                   809 Cathedral Street
                   Baltimore, Maryland 21201
                   Dimensional Fund Advisors,
                    Inc..........................    1,258,512(7)        6.8%
                   1299 Ocean Avenue, 11th Floor
                   Santa Monica, California 90401
                   State of Wisconsin Investment
                    Board........................    1,115,300(8)        6.0%
                   P. O. Box 7842
                   Madison, Wisconsin 53707
 CLASS B SHARES    James C. Edenfield............    2,146,352          52.6%
                   Thomas L. Newberry............    1,935,937          47.4%

--------
(1) Based on a total of 18,521,876 Class A shares outstanding, plus any shares issuable pursuant to options held by the person in question which may be exercised within 60 days.
(2) Does not include the Class B shares beneficially owned by Mr. Edenfield and Dr. Newberry, which shares are convertible into Class A shares on a share for share basis.
(3) Includes 53,250 shares that may be acquired upon the exercise of stock options exercisable within 60 days. Also includes 55,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc. as to which
    Mr. Edenfield has shared voting and investment power.
(4) For all matters except the election of directors, which involves class voting, Messrs. Edenfield and Newberry together beneficially own approximately 69.0% of the combined, weighted voting rights of the outstanding Class A and Class B shares. See "Record Date and Voting of Securities," above. If their respective Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 11.0% of the outstanding Class A shares and Dr. Newberry would beneficially own 10.2% of the outstanding Class A shares.
(5) Includes 60,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days.
(6) Based on Schedule 13G dated February 10, 2000.
(7) Based on Schedule 13G dated February 3, 2000.
(8) Based on Schedule 13G amendment dated January 25, 2000.

  Directors and Executive Officers. The following table shows the shares of common stock of the Company, both Class A and Class B, beneficially owned by each nominee for director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group as of June 30, 2000. The statements as to securities beneficially owned are, in each instance, based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

                                           Shares
                                        Beneficially
                                            Owned              Percent of Class
                                      ----------------------- -------------------
      Name of Beneficial Owner
      or Description of Group         Class A        Class B  Class A(1)  Class B
      ------------------------        -------       --------- ----------  -------
James C. Edenfield..................  125,050(2)(3) 2,146,352    0.7%(4)   52.6%
Thomas L. Newberry..................  163,000(2)(5) 1,935,937    0.9%(4)   47.4%
David H. Gambrell...................   50,000(6)          -0-    0.3%       --
Thomas R. Williams..................   50,000(6)          -0-    0.3%       --
J. Michael Edenfield................   99,250(6)          -0-    0.5%       --
Paul DiBono, Jr.....................   37,500(6)          -0-    0.2%       --
Vincent C. Klinges..................    9,500(6)          -0-    0.1%       --
ALL DIRECTORS AND EXECUTIVE OFFICERS
 AS A GROUP (8 PERSONS).............  539,300(2)(7) 4,082,289    3.0%       100%

--------
(1) Based on a total of 18,521,876 Class A shares outstanding, plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days.
(2) Does not include the Class B shares beneficially owned by Mr. Edenfield and Dr. Newberry, which shares are convertible into Class A shares on a share for share basis.
(3) Includes 53,250 shares that may be acquired upon the exercise of stock options exercisable within 60 days. Also includes 55,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc. as to which
    Mr. Edenfield has voting and investment power.
(4) For all matters except the election of directors, which involves class voting, Messrs. Edenfield and Newberry together beneficially own approximately 69.0% of the combined, weighted voting rights of the outstanding Class A and Class B shares. See "Record Date and Voting of Securities," above. If their respective Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 11.0% of the outstanding Class A shares and Dr. Newberry would beneficially own 10.2% of the outstanding Class A shares.
(5) Includes 60,000 shares subject to options exercisable within 60 days.
(6) Represents shares subject to options exercisable within 60 days.
(7) Includes 359,500 shares subject to options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  Based upon a review by the Company of filings made under Section 16(a) of the Exchange Act, not all of the reports required to be filed during fiscal 2000 were filed on a timely basis. The Company is aware of the following report that was filed with the Commission by officers, directors and 10% stockholders of the Company after its due date: Thomas L. Newberry (Annual Statement of Beneficial Ownership of Securities with respect to a charitable donation in fiscal 2000). To the Company's knowledge, James Modak, an officer of the Company who resigned in fiscal 2000, has not made the required Section 16(a) filings with respect to stock options exercised at the time of his departure and with respect to the resale of such shares. Based upon its review of copies of filings received by it, the Company believes that since May 1, 1999, all other Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next Annual Meeting. Of the four directors to be elected, two are to be elected by the holders of the outstanding Class A shares and two are to be elected by the holders of the outstanding Class B shares. The persons named in the enclosed proxy card intend to vote Class A shares for the election of David H. Gambrell and Thomas
R. Williams, the Class A director nominees. In the event either of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director.

  It is anticipated that Messrs. Edenfield and Newberry, who together own all of the Class B shares, will vote their Class B shares in favor of the election of Messrs. Edenfield and Newberry as Class B directors. Thus, it is expected that Messrs. Edenfield and Newberry will continue to serve as the Class B directors.

  The nominees for director, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected a director of the Company are set forth below.

                                                                    Year First
                                                                     Elected
    Name of Nominee    Age   Principal Occupation; Directorships     Director
    ---------------    ---   -----------------------------------    ----------
 CLASS A DIRECTORS:
 David H. Gambrell(1)   70 Partner, Gambrell & Stolz, L.L.P.,          1983
                           Attorneys-at-law, Atlanta, GA.

 Thomas R. Williams(2)  71 President, The Wales Group, Inc.            1989
                           (management and financial advisory
                           services); currently a Director of
                           ConAgra, Inc., National Life Insurance
                           Company of Vermont, and Avado Brands,
                           Inc.; also a trustee of Fidelity Group
                           of Mutual Funds.

 CLASS B DIRECTORS:
 James C. Edenfield(3)  65 President, Chief Executive Officer and      1971
                           Treasurer of American Software, Inc.
                           and American Software USA, Inc.;
                           Chairman of Board of Directors of
                           Logility, Inc.

 Thomas L. Newberry(4)  67 Chairman of the Board of American
                           Software, Inc.                              1971

--------
(1) Mr. Gambrell has been a practicing attorney since 1952, and is a partner in the firm of Gambrell & Stolz, L.L.P., counsel to the Company. He served as a member of the United States Senate from the State of Georgia in 1971 and 1972. Mr. Gambrell holds a Bachelor of Science degree from Davidson College and a J.D. from the Harvard Law School.
(2) Mr. Williams is currently the President of The Wales Group, Inc., a closely held corporation engaged in investments and venture capital. He has held such position since 1987. In addition to the above directorships, Mr. Williams was a director of Southern Bell from 1980 to 1983 and is a former Chairman of the Board of First Wachovia Corporation, First National Bank of Atlanta and First Atlanta Corporation. He holds a Bachelor of Science degree in Industrial Engineering from the Georgia Institute of Technology and a Master of Science degree in Industrial Management from the Massachusetts Institute of Technology.
(3) Mr. Edenfield is a co-founder of the Company and has served as Chief Executive Officer since November 1989, and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with and was a director of Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology.
(4) Dr. Newberry is a co-founder of the Company and served as Co-Chief Executive Officer of the Company until November 1989. Prior to founding the Company, he held executive positions with several companies engaged in computer systems analysis, software development and sales, including Management Science America, Inc., where he was also a director. Dr. Newberry holds Bachelor, Master of Science and Ph.D degrees in Industrial Engineering from the Georgia Institute of Technology.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE
                     "FOR" MESSRS. GAMBRELL AND WILLIAMS.

  From May 1, 1999 through April 30, 2000, the Board of Directors held four meetings and acted by unanimous written consent on one occasion. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

  The Board of Directors has an Audit Committee, which presently consists of Messrs. Gambrell (Chairman) and Williams. The Audit Committee held one meeting during fiscal 2000. The Securities and Exchange Commission and National Association of Securities Dealers have promulgated new rules regarding the composition and function of audit committees for listed companies. These rules require audit committees to be composed of not less than three members who are "independent," as that term is defined in the rules. The Company's Audit Committee as it currently exists does not comply with the new composition requirements. However, the rule regarding audit committee composition provides for a transition period so that companies can restructure their audit committees to comply with the new composition requirements. The Company intends to restructure its audit committee in a manner that complies with the new requirements within the transition period granted by the rule.

  The new rules also require companies to adopt a written charter for their audit committee that outlines the composition of the Audit Committee as described above, as well as its duties and responsibilities. The Company amended the written charter of its Audit Committee on May 16, 2000 in a manner that it believes complies with these new requirements. Under the current charter, the primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board. The functions of the Audit Committee include making an annual recommendation of independent public accountants to the Company, reviewing the scope and results of the independent public accountants' audit, monitoring the adequacy of the Company's accounting, financial and operating controls, and reviewing with management and the independent auditors the Company's interim and annual financial statements to be included in its public filings.

  The Board has a 1991 Employee Stock Option Plan Committee, consisting of Messrs. Edenfield and Newberry. During fiscal 2000, this Committee met or acted by written consent 20 times to grant stock options or take other actions with respect to the Company's 1991 Employee Stock Option Plan. The members of this Committee are not eligible to participate in this Plan. The functions of this Committee are to grant options and establish the terms of those options, as well as to construe and interpret the Plan and to adopt rules in connection therewith.

  The Board has a Compensation Committee, consisting of Messrs. Williams (Chairman) and Gambrell, described below in "Certain Information Regarding Executive Officers and Directors--Report on Executive Compensation." The Compensation Committee met or acted by written consent on four occasions during fiscal 2000.

  The Board has no nominating committee or any other committee performing similar functions.

         CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

  The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose annual compensation exceeded $100,000 during fiscal 2000 (referred to herein as the "named executive officers") for the fiscal years ended April 30, 2000, 1999 and 1998:

                                                  SUMMARY COMPENSATION TABLE
                                    ---------------------------------------------------------------
                                                                       Long-Term
                                                                     Compensation
                                                         Bonus or    Awards/Number
                                           Annual      Other Annual    of Option        All Other
        Name and Principal          Fiscal Salary      Compensation     Shares         Compensation
             Position                Year    ($)           ($)          Granted         ($)(1)(2)
----------------------------------- ------ -------     ------------  -------------     ------------
James C. Edenfield.................  2000  434,500           -0-         90,000          $112,670(3)
 President and Chief                 1999  434,500           -0-        123,000(4)            -0-
 Executive Officer(5)                1998  434,500       450,850         35,000               -0-

J. Michael Edenfield...............  2000  259,200(7)        -0-        140,000(8)          2,400(9)
 Executive Vice                      1999  240,000(7)        -0-        151,000(4)(10)        -0-
 President; President of             1998  240,000(7)    345,669(7)      70,000(10)           -0-
 Logility, Inc.(5)(6)

Paul DiBono, Jr....................  2000  155,052           -0-         30,000             2,324(9)
 Senior Vice President               1999  143,951        10,000         90,000(4)            -0-
                                     1998  142,000        10,000         30,000               -0-

Vincent C. Klinges.................  2000  119,225(12)       -0-         65,000(13)           -0-
 Chief Finance Officer(11)           1999   97,023        10,000         40,000(4)            -0-
                                     1998   19,487           -0-

--------
 (1) The Company did not make any contributions for the accounts of these individuals under the Company's Profit Sharing Plan.
 (2) The aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer, valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total annual salary and bonus for that executive officer during each of these years.
 (3) Includes $110,270 representing the economic benefit of the split dollar life insurance policy acquired by the Company in fiscal 2000 on the life of Mr. Edenfield. See "Report on Executive Compensation, Fiscal Year 2000 Compensation of Chief Executive Officer." Also includes $2,400 as the matching payment amount contributed by the Company into Mr. Edenfield's 401(k) Plan account.
 (4) These stock options do not include other stock options granted in fiscal 1999 that were subsequently canceled pursuant to the stock option repricing that occurred on August 31, 1998. The amounts of these options were 35,000 shares for James C. Edenfield, 50,000 shares for J. Michael Edenfield, 30,000 shares for Mr. DiBono and 30,000 shares for Mr. Klinges.
 (5) James C. Edenfield is the father of J. Michael Edenfield.
 (6) Logility, Inc. is an 85% owned subsidiary of the Company.
 (7) All of the fiscal 2000, 1999 and 1998 annual salary amounts were paid by Logility, Inc., a majority-owned subsidiary of the Company. Of the 1998 bonus amount, $282,136 was paid by the Company for services prior to his resignation as Chief Operating Officer of the Company in October 1997, and $63,533 was paid by Logility, Inc.
 (8) Includes 45,000 stock option shares granted by Logility, Inc.

 (9) This figure represents the matching payment amount contributed by the Company into the officer's 401(k) Plan account.
(10) These shares include 70,000 stock option shares granted by Logility, Inc. in fiscal 1999 and 20,000 stock option shares granted by Logility, Inc. in fiscal 1998.
(11) Mr. Klinges joined the Company in February 1998.
(12) Thirty percent ($36,379.50) of Mr. Klinges' salary was paid by Logility, Inc.
(13) Includes 5,000 stock option shares granted by Logility, Inc.

Stock Option Plans

  The Company has granted stock options pursuant to four stock option plans. Two of these plans, the Incentive Stock Option Plan (the "Incentive Plan") and the Nonqualified Stock Option Plan (the "Nonqualified Plan"), were terminated effective August 22, 1991 (the "Terminated Plans"). At that time the shareholders of the Company approved two new option plans: The 1991 Employee Stock Option Plan (the "Employee Option Plan") and the Directors and Officers Stock Option Plan (the "Directors and Officers Option Plan"). These Plans, which expire by their terms in 2001, will be replaced effective September 1, 2000 if the shareholders approve the proposed 2001 Stock Option Plan. See "Proposed 2001 Stock Option Plan" below. Options outstanding under the Terminated Plans remain in effect, but no new options may be granted under those plans. No new options will be granted under the Employee Option Plan or the Directors and Officers Option Plan after August 31, 2000 if the shareholders approve the 2001 Stock Option Plan at the August 24, 2000 Annual Meeting. The following sections describe the four existing stock option plans.

  Incentive Stock Option Plan. On January 13, 1983, the Company adopted and the shareholders approved the Incentive Plan. The Incentive Plan was designed to qualify as an "incentive stock option plan" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As incentive stock options, options granted under the Incentive Plan are subject to substantially the same terms as incentive stock options that may be granted under the Employee Option Plan and the Directors and Officers Option Plan. As of April 30, 2000, there were outstanding under the Incentive Plan options to purchase 400 Class A shares.

  Nonqualified Stock Option Plan. Effective June 3, 1986, the Company adopted the Nonqualified Plan. Options granted under the Nonqualified Plan do not receive the favorable tax treatment afforded to incentive stock options. Options granted under this Plan were not, however, subject to restrictions on exercise price and other restrictions applicable to incentive stock options. Other terms of these options are, in general, substantially the same as incentive stock options granted by the Company. As of April 30, 2000, there were outstanding under the Nonqualified Plan options to purchase 9,000 Class A shares.

  1991 Employee Stock Option Plan. On August 22, 1991, the Company adopted the 1991 Employee Stock Option Plan. The Employee Option Plan is designed to provide certain key employees of the Company and its subsidiaries with additional incentives to increase their efforts on the Company's behalf and remain in the employ of the Company. Options to purchase Class A common shares are granted in the form of both incentive stock options and non-qualified stock options. Participants in this plan are selected from key personnel of the Company or a subsidiary, provided, however, that no director, officer or 10% shareholder of the Company is eligible to participate. The number of options granted under this plan is determined with each grant. Options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of April 30, 2000, there were outstanding under the 1991 Employee Stock Option Plan options to purchase 1,866,582 Class A shares.

  Directors and Officers Stock Option Plan. On August 22, 1991, the Company adopted the Directors and Officers Stock Option Plan. The Directors and Officers Option Plan is designed to provide directors and officers of the Company and its subsidiaries with additional incentives to increase their efforts on the Company's behalf and to remain in the employ of the Company or to remain as directors of the Company. Options to purchase Class A common shares are granted in the form of both incentive stock options and non-qualified stock options. Participants in this plan are selected from among the directors and officers of the Company or a subsidiary. The number of options granted under this plan is determined with each grant. Further, each member of the Board of

Directors receives an automatic grant of nonqualified options to purchase 5,000 shares on April 30 and October 31 of each year. The option price for such grant is equal to the closing market price of the shares on the date of grant and are exercisable one year after grant. Options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of April 30, 2000, there were outstanding under the Directors and Officers Stock Option Plan options to purchase 870,469 Class A shares.

  Stock Option Committees. Prior to termination of the Incentive Plan and the Nonqualified Plan, these Plans were administered by the Stock Option Committee, consisting of Mr. Edenfield and Dr. Newberry. Mr. Edenfield and Dr. Newberry also comprise the 1991 Employee Stock Option Plan Committee. The Directors and Officers Option Plan is administered by the Compensation Committee, consisting of Messrs. Gambrell and Williams. If approved, the 2001 Stock Option Plan will be administered by two separate committees, one committee responsible for option grants to officers and directors, and the other committee responsible for other option grants.

  The members of these Committees are not eligible to participate in the Plan that they administer, except pursuant to the formula option grant program for non-employee directors under the Directors and Officers Option Plan. Under the Plans, the functions of these Committees are to grant options and establish the terms of those options, as well as to construe and interpret the respective Plans and adopt rules in connection therewith.

Stock Option Grants

  The following table sets forth information with respect to options granted during fiscal 2000 to each of the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          Individual Grants
                                     ----------------------------                Potential
                                                                             Realized Value at
                                      Percent of                              Assumed Annual
                                     Total Options                            Rates of Stock
                                      Granted to                                   Price
                         Number of   Employees and    Exercise               Appreciation for
                          Options    Directors in       Price     Expiration Option Term(2)($)
          Name           Granted(1)   Fiscal 2000  (Per Share)($)    Date        5%   10%
------------------------ ---------   ------------- -------------- ---------- -----------------
James C. Edenfield......  90,000         7.95%         3.1625     05/19/2004  45,613 / 132,094
J. Michael Edenfield....  95,000         8.39%          2.875     05/19/2009 171,767 / 435,391
                          25,000(3)      6.02%           4.50     06/16/2009  70,751 / 179,296
                          20,000(3)      4.81%          10.00     12/20/2009 125,779 / 318,748
Thomas L. Newberry......   5,000         0.44%         3.0625     10/29/2009    9,632 / 24,408
                           5,000         0.44%           7.50     04/28/2010   23,584 / 59,765
Thomas R. Williams......   5,000         0.44%         3.0625     10/29/2009    9,632 / 24,408
                           5,000         0.44%           7.50     04/28/2010   23,584 / 59,765
David H. Gambrell.......   5,000         0.44%         3.0625     10/29/2009    9,632 / 24,408
                           5,000         0.44%           7.50     04/28/2010   23,584 / 59,765
Paul DiBono, Jr.........  30,000         2.65%          2.875     05/19/2009  54,242 / 137,460
Vincent C. Klinges......  30,000         1.44%          2.875     05/19/2009  54,242 / 137,460
                          30,000         2.65%         2.9375     09/28/2009  55,531 / 140,472
                           5,000(3)      1.20%          10.00     12/20/2009   31,445 / 79,687

--------
(1) Such options may not be exercised earlier than one year after the date of grant. Options vest ratably over a period of four years, except for options granted to Messrs. Newberry, Gambrell and Williams as nonemployee directors, which become fully exercisable after one year.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Class A shares (and, in the case of the Logility options granted to J. Michael Edenfield and Vincent C. Klinges, Logility's common stock) and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

(3) These options represent grants of Logility stock options and the percentage and fair market value information for these option grants relate to Logility stock options and Logility Common Stock.

Stock Option Exercises and Outstanding Options

  The following table contains information, with respect to (i) the number of stock options exercised during the last fiscal year, and the values realized in respect thereof, by the named executive officers, and (ii) the number stock options and the value of said stock options held by the named executive officers as of April 30, 2000.

                                                                               Value of
                                                         Number of            Unexercised
                                                    Unexercised Options      In-the-Money
                            Shares       Value          at 04/30/00       Options at 04/30/99
                          Acquired on  Realized        Exercisable/          Exercisable/
          Name            Exercise(#)     ($)          Unexercisable      Unexercisable(1)($)
          ----            -----------  ---------    -------------------   -------------------
James C. Edenfield(2)...     76,125      143,889     30,750 / 182,250      137,606 / 803,194
J. Michael Edenfield(3).    106,062    1,342,389     37,750 / 208,250      179,313 / 977,313
                                -0-(4)       -0-(4)  27,500 / 107,500(4)    86,398 / 340,443(4)
Paul DiBono, Jr.(5).....     82,500    1,038,750         -0- / 97,500          -0- / 459,375
Vincent C. Klinges(6)...     10,000      125,000         -0- / 90,000          -0- / 418,110
                                -0-(4)       -0-(4)       -0- / 5,000(4)           -0- / -0-(4)

--------

(1)  The market price of Class A shares on April 30, 2000 was $7.50.

(2) During fiscal 2000, Mr. Edenfield exercised options for 48,000 Class A shares at an exercise price of $3.03 per share, and for 28,125 Class A shares at an exercise price of $3.33 per share.

(3) During fiscal 2000, Mr. Edenfield exercised options for 106,062 Class A shares at an exercise price of $2.75 per share.

(4) Represents shares acquired, value realized, unexercised stock options and value of unexercised options of Logility, Inc.

(5) During fiscal 2000, Mr. DiBono exercised options for 82,500 Class A shares at an exercise price of $2.75 per share.

(6) During fiscal 2000, Mr. Klinges exercised options for 10,000 Class A shares at an exercise price of $2.75 per share.

Employment Agreement and Bonus Policy

  From May 1, 1983 through April 30, 1995, the compensation of James C. Edenfield, President and Chief Executive Officer of the Company, was determined under an employment contract entered into between him and the Company on January 17, 1983. This contract provided for an annual base salary of $434,500, payable monthly, plus expenses and normal employee fringe benefits. In addition, the contract provided for an annual bonus of 5% of the increase of each fiscal year's pre-tax earnings over the pre-tax earnings of the preceding fiscal year. The contract expired at the end of fiscal 1995, and since that time Mr. Edenfield has continued to be compensated on the same basis as applied under the contract. The Board of Directors, after consulting with the Compensation Committee, determined that the same contract terms would continue through fiscal 2000. Accordingly, during fiscal 2000, Mr. Edenfield's salary was $434,500. He received no bonus under the bonus formula with respect to fiscal 2000. In addition, pursuant to a Split-Dollar Agreement entered into by the Company and Mr. Edenfield, the Company purchased a variable universal life insurance policy and a term life insurance policy on the life of Mr. Edenfield for a premium cost of $200,000 in fiscal 2000. See "Report on Executive Compensation" for a detailed discussion of his compensation in fiscal 2000 and fiscal 2001.

  Pursuant to written plans, J. Michael Edenfield, Paul DiBono, Jr. and Vincent C. Klinges had the potential to receive certain cash bonuses, stock options and other compensation, the amounts of which were determined on the basis of fiscal 2000 performance standards. Neither Mr. Edenfield, Mr. DiBono nor Mr. Klinges qualified for a bonus under performance standards applicable during fiscal 2000. For fiscal 2001, the bonus plans for these officers again will have individualized incentive goals tied to increases in revenues and/or net income, either Company-wide or related to specific areas over which they have responsibility, or both. The incentive plan of J. Michael Edenfield is established by the Compensation Committee of the Logility Board of Directors.

Certain Transactions

  The Company leases one of its office facilities from a partnership that is owned entirely by James C. Edenfield and Thomas L. Newberry under a lease that by its terms expired December 31, 1996. An extension of that lease, on a month-to-month basis, has been approved by the disinterested members of the Board of Directors, pending negotiation of a new long-term lease. The Company incurred expenses of approximately $300,000 in fiscal 1999, and approximately $300,000 in fiscal 2000 pursuant to this lease. The current rental rate is $17.00 per square foot. Management believes that the terms of the lease are fair to the Company.

  The Company and Logility have previously entered into various agreements (the "Intercompany Agreements"), including a Services Agreement, a Facilities Agreement, a Marketing License Agreement and a Tax Sharing Agreement. These Agreements and the other Intercompany Agreements are further described in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2000, filed with the Securities and Exchange Commission. In fiscal 2000, Logility paid the following aggregate amounts to the Company under the terms of the Intercompany Agreements: Services Agreement--$1,007,000; Facilities Agreement--$417,505; and Marketing License Agreement--$730,660. Under the Tax Sharing Agreement, Logility received no allocation of federal, state and local taxes for fiscal 2000.

  As a result of the various transactions between the Company and Logility, amounts payable to and receivable from Logility arise from time to time. At April 30, 2000, there was a payable from the Company to Logility in the amount of $2,204,000.

Director Compensation

  During fiscal 2000, the Company compensated Dr. Newberry, the Chairman of the Board, at the rate of $18,000 per annum, and other Directors who are not employed by the Company at the rate of $12,000 per annum, plus $600 for each half-day or $1,200 for each full day meeting of the Board of Directors or any committee of the Board that they attended.

  Directors are eligible to receive stock option grants under the Company's Directors and Officers Option Plan, adopted in 1991. Under the terms of that Plan, Directors who are not employed by the Company automatically receive stock option grants of 5,000 shares each, effective at six-month intervals, on each October 31 and April 30, with exercise prices equal to the market price on those respective dates. These options become exercisable one year after the date of grant and expire ten years after the date of grant. They do not terminate if the Director ceases to serve on the Board of the Company. Under this program, Messrs. Gambrell, Newberry and Williams each received options to purchase an aggregate of 10,000 shares in fiscal 2000.

Compensation Committee Interlocks and Insider Participation

  Messrs. Gambrell and Williams have been selected by the Board of Directors to serve on the Compensation Committee. Mr. Gambrell and James R. McGuone, Secretary of the Company, are partners in the firm of Gambrell & Stolz, L.L.P., general counsel to the Company. Legal fees in the amount of $544,024 were paid by the Company (including fees paid by Logility) to that firm during fiscal year 2000 for legal services rendered as general counsel to the Company and to Logility, in addition to $17,600 in Director fees paid during that year for Mr. Gambrell's serving as a Director of the Company and as a member of Board Committees.

Report on Executive Compensation

  The following is the report of the Compensation Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2000.

  Meetings. The Compensation Committee has met two times formally and has conferred informally a number of times during fiscal year 2000. Informal conferences have been held among the members of the Committee, as well as with the Chief Executive Officer, concerning the authority and responsibilities of the Committee.

  Executive Compensation Philosophy. The Committee believes that a compensation program which enables the Company to attract, retain and motivate outstanding executives will assist the Company in meeting its long-range objectives, thereby serving the interests of the Company's shareholders. The compensation program of the Company is designed to achieve the following objectives:

  . Provide compensation opportunities that are competitive with those of companies of a similar size.

  . Create a strong link between the executive's compensation and the Company's annual and long-term financial performance.

  . Include above-average elements of financial risk through performance-based incentive compensation that offers an opportunity for above-average financial reward to the executives.

  Fiscal Year 2001 Compensation of Chief Executive Officer. The Compensation Committee has the responsibility and authority to review and establish compensation for the Chief Executive Officer of the Company, including his participation in stock option plans and the re-evaluation and negotiation of his employment contract. In the previous three fiscal years, the Compensation Committee and the Chief Executive Officer, James C. Edenfield, agreed to extend his existing compensation arrangement on a year-to-year basis. For the fiscal year 2001, the Committee has again decided to continue the Chief Executive Officer's current level of compensation, so that Mr. Edenfield will continue to receive a base salary of $434,500 and a bonus equal to 5% of the increase in the Company's pre-tax earnings for fiscal 2001 over the pre-tax earnings for fiscal 2000. The Compensation Committee's decision to continue this basis for compensation in fiscal 2001 reflects the belief of the Committee and Mr. Edenfield that the Chief Executive Officer's compensation should be tied substantially to growth in earnings and that the existing compensation arrangement meets that objective.

  In extending this basis for compensation of the Chief Executive Officer, the Committee is expressing its view that Mr. Edenfield is paid a reasonable current salary, and that any potential bonus is based on an important corporate financial goal, growth in earnings, which aligns his interests with those of other shareholders. Moreover, Mr. Edenfield is one of the largest shareholders of the Company, and to the extent his performance as CEO translates into an increase in the value of the Company's shares, all shareholders, including Mr. Edenfield, share the benefits.

  As described below under "Fiscal Year 2000 Compensation of the Chief Executive Officer," Mr. Edenfield's compensation package also includes a split-dollar insurance agreement, established in Fiscal 2000.

  The Compensation Committee has met and approved the grant of stock options to Mr. Edenfield and to other executive officers of the Company under the Directors and Officers Stock Option Plan, including the grant to Mr. Edenfield of options to purchase 120,000 shares of Class A Common Stock on June 22, 2000. A portion of those stock options (32,208 shares) are classified as incentive stock options, the exercise price for which is $4.33, or 10% above the market price of Class A shares on the date of grant. The remaining option shares are nonqualified stock options, priced at $3.9375 per share, which was the market price on the date of grant. The participation of the Chief Executive Officer and other executive officers of the Company in the 2001 Stock Option Plan, if it is approved by the shareholders, will be determined by the Compensation Committee based upon its authority to grant options under that Plan. At this time, however, the Committee does not anticipate that it will grant further stock options to the current executive officers during Fiscal 2001.

  Fiscal Year 2000 Compensation of the Chief Executive Officer. The Chief Executive Officer's cash compensation in fiscal year 2000, both salary and bonus, was determined under the terms of the compensation arrangement described above. Accordingly, the Chief Executive Officer did not receive a bonus with respect to fiscal year 2000 as the Company did not have pre-tax earnings in fiscal 2000. The Chief Executive Officer was granted, during fiscal 2000, stock options covering 90,000 Class A shares, pursuant to the Directors and Officers Stock Option Plan which was in effect at that time, and administered by this Committee.

  Also, during the early part of Fiscal year 2000, the Committee completed its study of the long-range compensation plan for the Chief Executive Officer of the Company and proposed that the Company provide additional life insurance for the Chief Executive Officer, comparable to coverage provided by other companies to their chief executives. Pursuant to this plan, the Company purchased life insurance policies on the life of Mr. Edenfield having a total face amount of $3,158,833, of which the Company is the owner and co-beneficiary and Mr. Edenfield's designee is co-beneficiary. This "Split Dollar" plan provides obligations and benefits under which the employer and employee divide not only the costs of the policies, but the benefits thereunder, similar to such arrangements made between other like companies and their chief executive officers. The policies are assets of the Company, against which death benefits accrue to Mr. Edenfield.

  Other Executive Officers. The Compensation Committee has responsibility for the review of compensation of other executive officers of the Company, including certain executive officers of operating subsidiaries. (The American Software Compensation Committee does not have oversight over the compensation of J. Michael Edenfield or any other Logility officers by Logility, Inc., as their Logility compensation is established or reviewed by the compensation committee of Logility's Board of Directors.) To assist in this process, the Committee has reviewed compensation of officers having similar responsibilities with peer group companies, based upon publicly available information. In that regard, the Compensation Committee consults with the Chief Executive Officer. Through its oversight and control of the Directors and Officers Stock Option Plan, the Compensation Committee has direct authority over the granting of stock options to executive officers. In addition, the Compensation Committee assists the Chief Executive Officer in evaluating and establishing executive bonus plans, which are customized for each executive officer.

  It has been the policy of the Company in consultation with the Compensation Committee to base a substantial portion of executive officer compensation upon the achievement of Company-wide and divisional goals, relating in some cases to growth in revenues, in some cases to growth in net income and in some cases to both of these factors, as well as other factors. The bonus plans for each of the most highly compensated executive officers reflect this approach.

  Stock option grants under the Directors and Officers Stock Option Plan are utilized as both a motivating and a compensating factor. Because the performance of executive officers can substantially influence performance of the entire enterprise, grants of stock options have been utilized to create greater incentives for improving Company performance, which the Compensation Committee believes may positively influence the market price for Company stock.

  On May 19, 1999, the Compensation Committee exercised its authority under the Directors and Officers Stock Option Plan to grant new stock options to various executive officers of the Company, including the Chief Executive Officer, as discussed above. In each instance, the term and size of the options were intended and calculated by the Compensation Committee to reward these officers for their prior performance, to serve as incentive for promotion of Company profitability and other long-term objectives and to maintain their overall compensation at competitive levels.

  During fiscal 2001, the Compensation Committee will continue to consult with the Chief Executive Officer with respect to executive officer compensation packages, including salary, bonus, stock options and fringe benefits, to ensure that compensation is appropriately related to individual and Company performance, as well as to competitive compensation standards and other relevant criteria.

  Limitations on Deductibility of Executive Compensation. Since 1994, the Omnibus Budget Reconciliation Act of 1993 has limited the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, subject to various exceptions, including compensation based on performance goals.

  The deductibility limitation does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to shareholders and approved by majority vote of the shareholders eligible to vote thereon before the compensation is paid; and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. The Company has not adopted a policy with respect to deductibility of compensation since no executive officer currently receives, or has previously received, taxable income in excess of $1 million per year from the Company. The Compensation Committee will continue to monitor compensation levels closely, particularly in areas of incentive compensation. If the Company's performance improves substantially, incentive compensation also can be expected to increase and it may become necessary to adopt a long-term incentive compensation plan in compliance with the foregoing criteria.

BY THE COMPENSATION COMMITTEE:

Thomas R. Williams, Chairman
David H. Gambrell

                PROPOSED ADOPTION OF THE 2001 STOCK OPTION PLAN

General

  On May 16, 2000, the Board of Directors of the Company adopted the American Software, Inc. 2001 Stock Option Plan (the "2001 Option Plan" or the "Plan"). If the shareholders approve the 2001 Option Plan at the Annual Meeting it will become effective September 1, 2000. Upon such approval, after August 31, 2000 no further grants will be made under the stock option plans currently in place, which are referred to elsewhere in this proxy statement as the 1991 Employee Option Plan and the Directors and Officers Option Plan. Grants that may be made under the 2001 Option Plan are not currently determinable.

  Under the 2001 Option Plan, the Company may grant options to executive officers or other key employees of the Company or any subsidiary, an advisor or consultant to the Company or any subsidiary, or a member of the Board of Directors (collectively, "Grantees"). Option grants may be in the form of Nonexempt Grants, which may not necessarily comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 ("Rule 16b-3"), or Exempt Grants, which are intended to comply with the requirements of Rule 16b-3. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3.

  Options may be either incentive stock options or nonqualified stock options. The number of options granted will be determined by the particular committee that administers such grants. See "Administration," below. Option grants to nonemployee directors shall be nonqualified stock options, the number of which is fixed by the Plan as follows: each nonemployee director will be granted an option to purchase 3,000 Class A shares as of the last day of each fiscal quarter; each nonemployee director who is newly elected or appointed subsequent to the date on which the Plan becomes effective will be granted an option to purchase 5,000 Class A shares upon his or her election or appointment, and thereafter will be granted an option to purchase 3,000 Class A shares as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment.

  The following is a summary of the material terms of the 2001 Option Plan. This summary is qualified in its entirety by the reference to complete terms of the Plan, as set forth in Exhibit "A" hereto.

Purpose of Plan

  The purpose of the 2001 Option Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business.

Shares Subject to the Plan

  The Class A shares that may be issued under the Plan will not exceed in the aggregate 2,000,000 shares, subject to adjustment as provided below. Such shares may be shares of original issuance or treasury shares. Any shares that are subject to Stock Options granted under the Plan that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

  The Board or the applicable stock option committee shall make or provide for such adjustments in the maximum number of shares, in the number of shares covered by outstanding Options granted under the 2001 Option Plan, in the Option exercise price applicable to any such Options or in the kind of shares covered under the Plan (including shares of another issuer), as the Board or such committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Grantees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Administration

  Two different committees of the Board will administer the Plan, depending on whether the option grant is Nonexempt or Exempt. The Stock Option Committee, which is expected to consist of James C. Edenfield and Thomas L. Newberry, will administer the Nonexempt Grants. The Special Stock Option Committee, which is expected to consist of David H. Gambrell and Thomas R. Williams, as members of the Compensation Committee, will administer the Exempt Grants. The Board of Directors as a whole will administer the Plan with respect to options granted to nonemployee directors. Members of the Special Stock Option Committee will be disinterested persons within the meaning of Rule 16b-3. The Board will appoint the members of these Committees, fill vacancies on these Committees and have the power to replace members of these Committees with other eligible persons at any time. The Committees will be authorized to grant options under the Plan, to determine the terms and conditions of such options and to otherwise administer the Plans.

Eligibility

  All executive officers, Directors and employees (approximately 667 persons as of June 30, 2000, including employees of Logility, Inc. and the Company's other subsidiaries) will be eligible to participate in the Plan.

Exercise Price

  The exercise price per share of any option granted under the Plan will be set in each case by the respective Committee that administers the Plan or the entire Board. For incentive stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of Class A shares on the date of grant (110% for 10% shareholders). For nonqualified stock options granted under the Plan, the exercise price may be less than the fair market value per share on the date upon which the option is granted. For option grants to Nonemployee Directors, which will be only nonqualified stock options, the exercise price per share is equal to the market value of the Company's Class A shares on the date of grant. As of the close of business on June 30, 2000, the market value of Class A shares was $5.125 per share.

Terms of Options

  Options granted pursuant to the Plan generally will expire on the tenth anniversary of the grant date, except for incentive stock options granted to 10% shareholders, which will expire on the fifth anniversary of the date of grant.

Exercise of Options

  Options granted pursuant to the Plan become exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee that administers the Option and as set for the in the Option Grant Agreement. Upon the exercise of an Option, the Grantee may either make payment (i) in full by payment of cash to the Company equal to the exercise price and any required tax withholding payment; (ii) by the transfer to the Company of shares of Company stock owned by the Grantee for at least six months having an aggregate fair market value per share at the date of exercise equal to the aggregate option price (except at a time when the Company is prohibited from purchasing or acquiring such shares of Common Stock); or (iii) by delivering to the Company a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

Non-Assignability of Options

  An Option granted under the Plan is not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of a Grantee, options may be exercised only by such Grantee or his guardian or legal representative.

Death, Disability, Retirement or Termination of Employment

  Following a Grantee's termination of employment, Options held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the Grantee is then vested. Under the Plan, if termination of employment is other than voluntarily or by death or disability, Options remain exercisable according to the time specified in the Option Grant Agreement to the extent the Option is vested on the date of termination, or for three months if no time is specified. If termination results from death or disability, options remain exercisable and continue to vest for 12 months following the Grantee's death or disability. If termination of employment is voluntary, the Grantee may not exercise the Option following the date of termination. Voluntary termination of director status does not affect the exercisability term.

Change of Control

  The Company expects that Option Agreements relating to Options granted under the Plan may provide for or may be amended to provide for exercise of the Option prior to normal vesting in the event the Company (i) is merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (ii) sells or transfers all or substantially all of the assets of the Company and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of the then-outstanding voting stock of the Company other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease to constitute a majority thereof, subject to certain exceptions.

Rights as a Shareholder; Status of Employee

  No person shall have any rights or privileges of a shareholder of the Company as to shares subject to an Option granted pursuant to the Plan until such Option is exercised in accordance with the terms of the Plan. Furthermore, nothing in the Plan or any agreement entered into pursuant thereto will confer upon a Grantee any right to continue in the employment of the Company or its subsidiaries.

Tax Consequences

  The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an Option under the Plan and the subsequent disposition of Class A shares acquired upon such exercise. Under the Plan, at the time of grant the respective Committee designates each option either as an incentive stock option or a nonqualified stock option, with differing tax consequences to the Grantee and to the Company for each type of option.

  Nonqualified Options. The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the Grantee. Upon exercise of a nonqualified option granted under the Plan, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the Grantee, and the Company will generally be entitled to a deduction in an equal amount in the year the option is executed. Such amount will not be an item of tax preference to a Grantee.

  Upon the subsequent disposition of shares acquired upon the exercise of an option ("Option Stock"), a Grantee may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in an Grantee's hands and depending upon the holding period of such shares of Option Stock) equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the Grantee as a result of such exercise.

  Incentive Options. Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the Grantee. (However, in calculating income for purposes of computing an individual Grantee's alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

  When a Grantee sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (i) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (ii) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.

  The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by a Grantee on the sale of option shares.

Termination

  The 2001 Option Plan will terminate on May 16, 2010, unless sooner terminated by the Board of Directors. Except as expressly contemplated by the terms of the Plan, no amendment, discontinuance or termination of the Plan will have any effect on options outstanding thereunder at the time of termination.

Other Option Plans

  The Company has three other stock option plans with outstanding stock options, in addition to the proposed 2001 Option Plan: (1) the Incentive Stock Option Plan; (2) the 1991 Employee Stock Option Plan; and (3) the Directors and Officers Stock Option Plan. None of these Plans are proposed for amendment. In 1991, the Incentive Stock Option Plan was replaced by the 1991 Employee Stock Option Plan and the Directors and Officers Stock Option Plan. Upon shareholder approval or September 1, 2000, whichever occurs later, the 2001 Option Plan will replace the 1991 Employee Stock Option Plan and the Directors and Officers Stock Option Plan. As of June 30, 2000, there were outstanding under the other plans options to purchase the following numbers of shares:

      Incentive Stock Option Plan..............................       400 Shares
      1991 Employee Stock Option Plan.......................... 2,570,719 Shares
      Directors and Officers Stock Option Plan................. 1,208,469 Shares

  As of June 30, 2000, there were authorized shares remaining for further stock option grants in the 1991 Employee Stock Option Plan and the Directors and Officers Option Plan in the following amounts:

      1991 Employee Stock Option Plan.......................... 1,085,282 Shares
      Directors and Officers Stock Option Plan.................    37,282 Shares

  Upon the effective date of the 2001 Option Plan, expected to be September 1, 2000, any authorized shares that are not subject to options under the 1991 Employee Stock Option Plan or the Directors and Officers Stock Option Plan, or any prior plans, will no longer be available for option grants. Upon termination of the 1991 Employee Option Plan and the Directors and Officers Stock Option Plan, to the extent that any of the options granted under these plans terminate or expire unexercised, the unused option shares will not be available for options granted under the 2001 Option Plan.

Board Recommendation

  The Board of Directors believes it is in the best interest of the Company and its shareholders to approve the 2001 Option Plan so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel. Therefore, the Board of Directors recommends the adoption of the proposed 2001 Option Plan to the shareholders of the Company.

  The affirmative vote of a majority of the combined Class A and Class B shares in attendance or represented by proxy and entitled to vote at the Shareholders Meeting is required for adopting the Plan. This vote will be adjusted for the relative Class A shares and Class B shares voting weights, as described in "Voting Securities--Record Date and Voting of Securities," above. If all of the Class B shares (which are held by Mr. Edenfield and Dr. Newberry) are voted in favor of adopting the Plan, no additional affirmative votes will be required. Mr. Edenfield and Dr. Newberry intend to vote their Class A and Class B shares in favor of adopting the Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTING THE 2001 STOCK OPTION PLAN.

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below reflects the cumulative stockholder return (assuming the reinvestment of dividends) on the Company's Class A shares compared to the return of the Nasdaq Composite Index and a peer group index on a monthly basis. The graph reflects the investment of $100 on April 30, 1995 in the Company's Class A shares, the Nasdaq Stock Market--U.S. Companies ("Nasdaq Composite Index") and in a published industry peer group index. The peer group is the Robertson Stephens Hi-Tech Index--Software Group, which is an index of the stock price performance of 67 software companies maintained by Robertson Stephens & Company, an investment banking firm.

                             [GRAPH APPEARS HERE]


 DATE            RS Software         ASI        NASDAQ
------------------------------------------------------
Apr-95                 100.0        100.0        100.0
May-95                 101.6         93.9        102.4
Jun-95                 102.4        124.2        110.6
Jul-95                 128.1        139.4        118.6
Aug-95                 129.0        175.8        120.9
Sep-95                 138.7        175.8        123.6
Oct-95                 139.1        187.9        122.8
Nov-95                 145.4        151.5        125.5
Dec-95                 140.4        157.6        124.7
Jan-96                 130.9        118.2        125.6
Feb-96                 143.2        100.0        130.3
Mar-96                 138.4         93.9        130.5
Apr-96                 153.5        133.3        141.1
May-96                 158.2        133.3        147.3
Jun-96                 144.9        112.1        140.4
Jul-96                 126.3         97.0        128.0
Aug-96                 131.4        121.2        135.3
Sep-96                 141.4        160.6        145.4
Oct-96                 135.3        133.3        144.7
Nov-96                 146.5        144.7        153.2
Dec-96                 143.4        154.5        153.0
Jan-97                 149.9        168.2        163.5
Feb-97                 138.6        168.2        155.1
Mar-97                 128.0        169.7        144.8
Apr-97                 130.0        139.4        149.4
May-97                 152.6        175.8        165.9
Jun-97                 157.3        182.2        170.9
Jul-97                 174.9        206.1        188.8
Aug-97                 183.1        263.6        188.1
Sep-97                 190.8        354.5        199.7
Oct-97                 185.9        284.8        188.8
Nov-97                 186.3        224.2        189.6
Dec-97                 180.4        222.7        186.1
Jan-98                 183.7        227.3        191.9
Feb-98                 215.2        192.4        209.8
Mar-98                 228.9        190.9        217.5
Apr-98                 234.1        198.5        221.4
May-98                 216.9        184.8        210.8
Jun-98                 230.0        169.7        224.5
Jul-98                 207.6        139.4        221.9
Aug-98                 163.9         66.7        177.6
Sep-98                 189.8         62.1        200.7
Oct-98                 206.1         68.2        209.9
Nov-98                 236.2         63.6        231.0
Dec-98                 268.8         51.5        259.8
Jan-99                 278.7         69.7        296.9
Feb-99                 261.0         63.6        271.1
Mar-99                 267.1         75.8        291.6
Apr-99                 270.3         66.7        301.3
May-99                 265.0         71.2        286.6
Jun-99                 289.2        107.6        318.3
Jul-99                 287.3         87.9        312.6
Aug-99                 286.8         83.3        324.6
Sep-99                 316.3         69.7        325.4
Oct-99                 346.4         74.3        351.5
Nov-99                 441.4        119.7        395.3
Dec-99                 577.8        248.5        482.2
Jan-00                 541.2        289.4        466.9
Feb-00                 697.2        348.5        556.5
Mar-00                 682.5        339.4        541.8
Apr-00                 638.0        181.8        457.4

                             INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG LLP, who were auditors for fiscal 2000, to continue as independent auditors of the Company for fiscal 2001.

  Representatives of KPMG LLP are expected to attend the Shareholders Meeting. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be forwarded in writing and received at the principal executive offices of the Company no later than April 4, 2001, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Shareholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

  The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

  Copies of the 2000 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE
  COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS
  BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 7, 2000, ON REQUEST TO PAT McMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, ATLANTA, GEORGIA 30305.

                                          By Order of the Board of Directors,

                                          James R. McGuone, Secretary

Atlanta, Georgia
August 2, 2000

                                   EXHIBIT A

                            AMERICAN SOFTWARE, INC.

                            2001 STOCK OPTION PLAN

  American Software, Inc., a Georgia corporation (the "Company"), hereby establishes the American Software, Inc. 2001 Stock Option Plan (the "Plan"), effective as of May 16, 2000, the date on which this Plan was adopted by the Board of Directors of the Company. No Options shall be granted under this Plan until (a) it has been approved by the affirmative vote of shareholders holding a majority in voting power of the Common Stock of the Company or (b) September 1, 2000, whichever shall occur later (the "Commencement Date"). Options may not be granted under the Plan more than ten years after May 16, 2000.

  1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business in order to serve the best interests of the Company. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, as such terms are hereinafter defined.

  2. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

    (a) "Act" means the Securities Exchange Act of 1934 as in effect from time to time.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Change in Control" means the occurrence, prior to the expiration of an Option, of any of the following events:

      (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

      (ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

      (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Act) has become, after the effective date hereof, the direct or indirect beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company other than by gift or inheritance;

      (iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

      (v) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period; and provided further that this clause (v) shall not commence applicability until such time as at least five directors are serving concurrently on the Board, but shall apply thereafter regardless of the number of directors.

  Notwithstanding the foregoing provisions of clauses (iii) or (iv) above, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of clause (iii) or clause (iv) above solely because (1) the Company, (2) a Subsidiary, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 50% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof. For purposes of clauses (i), (ii) and (iii) above, for so long as the entity in question maintains two classes of common stock substantially as currently maintained by the Company, the phrase "combined voting power of the then-outstanding Voting Stock" shall be calculated by allocating to each Class A Common Share one vote and by allocating to each Class B Common Share three votes.

    (d) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

    (e) "Commencement Date" shall mean September 1, 2000 or the date the shareholders of the Company approve the Plan, whichever occurs later.

    (f) "Committee" shall refer to either the Stock Option Committee or the Special Stock Option Committee.

    (g) "Common Stock" means the Class A Common Shares, $.10 par value, of the Company or any security into which Class A Common Shares may be changed by reason of any transaction or event of the type described in
     Section 9.

    (h) "Date of Grant" means the date specified by the Stock Option Committee or the Special Stock Option Committee, as applicable, on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such Committee takes action with respect thereto).

    (i) "Disability" means (i) with respect to a Grantee who is eligible to participate in the Company's program of long-term disability insurance, a condition with respect to which the Grantee is entitled to commence benefits under such program of long-term disability insurance, and (ii) with respect to all Grantees generally (including a Grantee who is eligible to participate in the Company's program of long-term disability insurance), a disability as determined under procedures established by the relevant Committee or in any Option Grant Agreement.

    (j) "Grantee" means a person who is selected by the Stock Option Committee or the Special Stock Option Committee, as applicable, to receive Stock Options and who is at that time (i) an executive officer or other key employee of the Company or any Subsidiary, (ii) an advisor or consultant to the Company or any Subsidiary, or (iii) a member of the Board.

    (k) "Incentive Stock Option" means an Option granted in accordance with
     Section 422 of the Code.

    (l) "Market Value" means last sale price as reported on any national securities exchange or automated quotation system on which the Common Stock is listed on the Date of Grant if such date is a trading day and, if such date is not a trading day, on the immediately preceding date which is a trading day.

    (m) "Nonemployee Director" means a member of the Board who is not an employee of the Company or any Subsidiary and who qualifies as a "Non-Employee Director" within the meaning of Rule 16b-3.

    (n) "Nonqualified Stock Option" means an Option other than an Incentive Stock Option.

    (o) "Option Grant Agreement" means the instrument by which the Company grants an Option to a Grantee, which instrument contains the particular terms of such Option in addition to the terms set forth in the Plan.

    (p) "Option Price" means the purchase price per share payable on exercise of an Option.

    (q) "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

    (r) "Special Stock Option Committee" means a committee that at all times consists of at least two Nonemployee Directors and all of whose members qualify as "outside directors" within the meaning of Section 162(m) of the Code, appointed by the Board to grant and administer Options granted under Section 5.

    (s) "Option" means the right to purchase shares of Common Stock upon exercise of Stock option granted pursuant to Section 4, Section 5 or
     Section 6.

    (t) "Stock Option Committee" means the stock option committee appointed by the Board to grant and administer Options granted under Section 4.

    (u) "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, partnership, joint venture or other entity.

    (v) "10-Percent Shareholder" means any person who at the time of the grant of an Option owns capital stock of the Company possessing more than 10% of the combined voting power of all classes of capital stock of the Company.

  3. Shares Available Under Plan. The shares of Common Stock that may be issued under the Plan will not exceed in the aggregate 2,000,000 shares, subject to adjustment as provided in Section 9. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares of Common Stock that are subject to Stock Options that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

  4. Stock Options for Grantees--Nonexempt Grants. The Stock Option Committee may from time to time authorize Option grants to any Grantee to purchase shares of Common Stock upon such terms and conditions as such Committee may determine in accordance with the provisions set forth below. Grants made by the Stock Option Committee pursuant to this Section 4 are not intended to comply with or otherwise satisfy the requirements of Rule 16b-3.

    (a) Each Option Grant Agreement shall specify the number of shares of Common Stock to which it pertains.

    (b) Each Option Grant Agreement shall specify the Option Price, which, in the case of an Incentive Stock Option, shall be not less than 100% of the Market Value per Share on the Date of Grant or, in the case of an Incentive Stock Option granted to a 10% Shareholder, not less than 110% of the Market Value per Share on the Date of Grant.

    (c) Each Option Grant Agreement shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

    (d) Each Option Grant Agreement may specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Grantee for at least six months having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, or (iii) by a combination of such methods of payment; provided, however, that the payment method described in clause (ii) shall not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. In the absence of any such specification, only the payment method in clause (i) shall be permitted. Any Option Grant Agreement may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

    (e) Each Option Grant Agreement shall specify the term of the Stock Option, which in the case of an Incentive Stock Option granted to a 10% Shareholder shall not be greater than five years and for all other Stock Options shall not be greater than ten years.

    (f) Each Option Grant Agreement shall specify the required period or periods (if any) of continuous service by the Grantee with the Company or any Subsidiary and any other conditions to be satisfied before the Stock Option or installments thereof will become exercisable, and any Option Grant Agreement may provide, or may be amended to provide for the earlier exercise of the Stock Option in the event of a Change in Control.

    (g) Each Stock Option granted pursuant to this Section 4 shall be subject to the transfer restrictions set forth in Section 8.

    (h) Each Option Grant Agreement shall be in the form of a written instrument executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer (or another officer designated by the Board of Directors or by the Stock Option Committee) and delivered to the Grantee and containing such further terms and provisions, consistent with the Plan, as the Committee may approve.

  5. Stock Options for Grantees--Exempt Grants. The Special Stock Option Committee may from time to time authorize grants to any Grantee of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with the provisions set forth below. Grants made by the Special Stock Option Committee pursuant to this Section 5 are intended to comply with and otherwise satisfy the requirements of Rule 16b-3. To the extent that (i) any provision of the Plan applicable to an Option granted pursuant to this Section 5, or (ii) any act of the Board, Stock Option Committee or Special Stock Option Committee would cause such Option to fail to satisfy or comply with any requirements of Rule 16b-3, such provision or act will be deemed null and void for purposes of such Option.

    (a) Each Option Grant Agreement shall specify the number of shares of Common Stock to which it pertains.

    (b) Each Option Grant Agreement shall specify the Option Price, which, in the case of an Incentive Stock Option, shall be not less than 100% of the Market Value per Share on the Date of Grant or, in the case of an Incentive Stock Option granted to a 10% Shareholder, not less than 110% of the Market Value per Share on the Date of Grant.

    (c) Each Option Grant Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

    (d) Each Option Grant Agreement shall specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Grantee for at least six months having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, or (iii) by a combination of such methods of payment; provided, however, that the payment method described in clause (ii) shall not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. In the absence of any such specification, only the payment method in clause (i) shall be permitted. Any Option Grant Agreement may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

    (e) Each Option Grant Agreement shall specify the term of the Option, which in the case of an Incentive Stock Option granted to a 10% Shareholder shall not be greater than five years and for all other Options shall not be greater than ten years.

    (f) Each Option Grant Agreement shall specify the required period or periods (if any) of continuous service by the Grantee with the Company or any Subsidiary and any other conditions to be satisfied before the Options or installments thereof will become exercisable, and any Option Grant Agreement may provide, or may be amended to provide for the earlier exercise of the Options in the event of a Change in Control.

    (g) Each Option granted pursuant to this Section 5 shall be subject to the transfer restrictions set forth in Section 8.

    (h) Each Option Grant Agreement shall be in the form of a written instrument executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer (or another officer designated by the Board of Directors or by the Special Stock Option Committee) and delivered to the Grantee and containing such further terms and provisions, consistent with the Plan, as the Special Stock Option Committee may approve.

  6. Options for Nonemployee Directors.

    (a) Each current Nonemployee Director will be granted a Nonqualified Stock Option to purchase 3,000 shares of Common Stock as of the last day of each fiscal quarter, provided that such individual has served continuously as a Nonemployee Director during such quarter through the close of business on such date. Such Option grants shall commence as of the fiscal quarter-end immediately following the Commencement Date.

    (b) Each Nonemployee Director newly elected or appointed to the Board on or subsequent to the date on which the Shareholders approve this Plan will be granted a Nonqualified Stock Option, effective upon his or her initial election or other appointment to the Board, to purchase 5,000 shares of Common Stock, but issued not sooner than the Commencement Date. Consistent with paragraph 6(a), each such Nonemployee Director will also be granted an additional Nonqualified Stock Option to purchase shares of Common Stock as of the last day of each fiscal quarter following his or her Initial Option grant in accordance with paragraph
     (a) of this Section 6, beginning on the fiscal quarter-end immediately following the Commencement Date, provided that such individual has served continually as a Nonemployee Director during such quarter through the close of business on such date.

    (c) Each Option Grant Agreement shall specify the Option Price, which shall be equal to the Market Value on the Date of Grant. All Options granted pursuant to this Section 6 shall contain the terms and conditions set forth in paragraphs (a), (d), (e), (f), (g) and (h) of
     Section 4. Options granted pursuant to this Section 6 are intended to comply with and otherwise satisfy the requirements of Rule 16b-3. To the extent that (i) any provision of the Plan applicable to an Option granted pursuant to this Section 6 or (ii) any act of the Board, Stock Option Committee or Special Stock Option Committee would cause such Option to fail to satisfy or comply with any requirements of Rule 16b-3, such provision or act will be deemed null and void for purposes of such Option.

  7. Exercise of Options.

    (a) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Option Grant Agreement. Unless the Committee provides otherwise, vesting of Options shall be tolled during any unpaid leave of absence. Options may not be exercised for a fraction of a share of Common Stock.

    (b) An Option shall be deemed exercised when the Company receives:

     (i) written or electronic notice of exercise (in accordance with the terms of the Option Grant Agreement) from the person entitled to exercise the Option, and

     (ii) full payment for the shares of Common Stock with respect to which the Option is exercised, in the form permitted by the Option Grant Agreement and the Plan.

    (c) Shares issued upon exercise of an Option shall be issued in the name of the Grantee, or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the shares of Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Stock acquired upon exercise of the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such shares of Common Stock promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 9.

    (d) Exercising an Option in any manner shall decrease the number of shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of shares as to which the Option is exercised.

    (e) If a Grantee received an Option as an employee or director of the Company and ceases to be an employee or director, as the case may be, of the Company, or if the Grantee received an Option as an advisor or consultant to the Company and ceases to be such an advisor or consultant, other than upon the Grantee's death or Disability, the Grantee may exercise his or her Option within such period of time as is specified in the Option Grant Agreement to the extent that the Option is vested on the date of termination. In the absence of a specified time in the Option Grant Agreement, the Option shall remain exercisable for three months following the Grantee's termination (but in no event later than the expiration of the term of such Option as set forth in the Option Grant Agreement). Notwithstanding the foregoing, except in the case of termination of employment in accordance with the retirement policies of the Company, if a Grantee voluntarily terminates his employment or voluntarily terminates his status as an advisor or consultant, the Grantee may not exercise his or her Option following the date of termination.

    (f) If a Grantee ceases to be an employee, director, advisor or consultant as a result of the Grantee's Disability, the Grantee may exercise his or her Option within such period of time as is specified in the Option Grant Agreement to the extent the Option is vested on the date of exercise. In the absence of a specified time in the Option Grant Agreement relating to Disability, the Option shall remain exercisable and shall continue to vest for 12 months following the Grantee's termination (but in no event later than the expiration of the term of such Option as set forth in the Option Grant Agreement).

    (g) If a Grantee dies while he remains an employee, director, advisor or consultant of the Company, the Option may be exercised within such period of time as is specified in the Option Grant Agreement to the extent that the Option is vested on the date of exercise (but in no event later than the expiration of the term of such Option as set forth in the Option Grant Agreement). In the absence of a specified time in the Option Grant Agreement, the Option shall remain exercisable and shall continue to vest for 12 months following the Grantee's death. The Option may be exercised by the executor or administrator of the Grantee's estate or, if none, by the person(s) entitled to exercise the Option under the Grantee's Will or the laws of descent and distribution.

    (h) The Committee may at any time offer to buy out, for a payment in cash or shares of Common Stock, an Option previously granted based on such terms and conditions as the Committee shall establish and communicate to the Grantee at the time that such offer is made.

  8. Transferability. Except as otherwise expressly provided in the Option Grant Agreement, or in any amendment to such agreement, no Option will be transferable by a Grantee other than by will or the laws of descent and distribution, and during the lifetime of the Grantee may be exercised only by the Grantee.

  9. Adjustments. The Board or the Stock Option Committee, with respect to Options granted under Section 4, and the Board or the Special Stock Option Committee, with respect to Options granted under Section 5, shall make or provide for such adjustments in the maximum number of shares of Common Stock specified in Section 3, in the number of shares of Common Stock covered by outstanding Options granted hereunder, in the Option exercise price applicable to any such Options or in the kind of shares covered thereby

(including shares of another issuer), as the Board or such Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Grantees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments may be eliminated.

  10. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Grantee under the Plan, or is requested by any Grantee to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Stock Option Committee with respect to Options granted under Section 4, or by the Special Stock Option Committee with respect to Options granted under
Section 5, a Grantee may elect to have any withholding obligation of the Company satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to any Option a number of shares with an aggregate Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Grantee with an aggregate Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

  11. Administration of the Plan.

    (a) The Plan will be administered by the Stock Option Committee with respect to Options granted under Section 4 and by the Special Stock Option Committee with respect to Options granted under Section 5. For purposes of any action taken by either Committee, a majority of the members of that Committee will constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of such Committee. The Board of Directors as a whole shall administer the Plan with respect to Options granted under Section 6.

    (b) Subject to the allocation of administrative responsibilities set forth in Section 11(a), the Stock Option Committee and the Special Stock Option Committee have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of an Option. The interpretation and construction by the Stock Option Committee, the Special Stock Option Committee or the Board of Directors, as applicable, of any such provision and any determination by the respective Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board or of either Committee will be liable for any such action or determination made in good faith.

    (c) Notwithstanding the provisions of Section 11(b), if any authority, discretion or responsibility granted to the Special Stock Option Committee under the Plan would, if exercised or discharged by the Special Stock Option Committee, cause the provisions of Section 5 or any Option granted under Section 5 to fail to satisfy the requirements of Rule 16b-3, such authority, discretion or responsibility may be exercised by the Board to the same extent and with the same effect as if exercised by the Special Stock Option Committee; provided, however, that such act of the Board will not cause the provisions of Section 5 or any Option granted under Section 5 to fail to satisfy the requirements of Rule 16b-3 or cause any member of the Special Stock Option Committee to cease to be a Nonemployee Director for purposes of Rule 16b-3.

  12. Amendments, Etc.

    (a) The Stock Option Committee, or the Special Stock Option Committee, as applicable, or the Board of Directors as to grants under Section 6, may, without the consent of the Grantee, amend any agreement evidencing an Option granted under the Plan, or otherwise take action, to accelerate the time or times at which the Option may be exercised, to extend the expiration date of such Option, to waive any other condition or restriction applicable to such Grantee or to the exercise of such Option, to reduce the exercise price of such Option, to amend the definition of a Change in Control to expand the events that would constitute a Change in Control, even if such definition may be different from that contained in the Plan, and may amend any such agreement in any other respect with the consent of the Grantee.

    (b) The Plan may be amended from time to time by the Stock Option Committee or the Board but may not be amended without further approval by the shareholders of the Company if such Plan amendment would result in any grant or other transaction with respect to Options under Section 5 no longer satisfying the requirements of Rule 16b-3. Notwithstanding the foregoing, the provisions of Section 6 that designate Nonemployee Directors eligible to receive Options and specify the amount, Option Price and timing of Option grants may be amended only by the Board and may be amended no more than once every six months except to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the Act are amended or supplemented, in either event to permit the Company to remove or lessen any restrictions on or with respect to Options, the Board of Directors reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Options then outstanding will be subject to such amendment.

    (c) The Plan may be terminated at any time by action of the Board, but in any event will terminate on the tenth anniversary of the effective date of the Plan. The termination of the Plan will not adversely affect the terms of any outstanding Option.

    (d) The Plan will not confer upon any Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Grantee's employment or other service at any time.

    (e) The Plan shall be governed by and construed in accordance with the internal laws of the State of Georgia.

                                          AMERICAN SOFTWARE, INC.

                                          By:
                                             ----------------------------------
                                             Secretary

                             FOLD AND DETACH HERE
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                            AMERICAN SOFTWARE, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                         AUGUST 24, 2000 AT 4:00 P.M.
                              GRAND HYATT ATLANTA
                                  IN BUCKHEAD
                           3300 PEACHTREE ROAD, N.E.
                               ATLANTA, GEORGIA
                     FOR HOLDERS OF CLASS A COMMON SHARES

The undersigned hereby appoints James C. Edenfield and Thomas L. Newberry, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Class A Common Shares of AMERICAN SOFTWARE, INC. held by the undersigned and entitled to vote at the Annual Meeting of Shareholders to be held on August 24, 2000 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated below, all in accordance with and as more fully described in the accompanying Proxy Statement.

It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING
PROPOSALS:

Election of Class A Directors. Two Class A Directors to be elected.

  Nominees:      David H. Gambrell[_] FOR[_] WITHOLD AUTHORITY

                 Thomas R. Williams[_] FOR[_] WITHOLD AUTHORITY

Adoption of the 2001 Stock Option Plan. To consider and adopt a new stock option plan for the Company, named the "2001 Stock Option Plan," to replace the plans currently in effect.

                         [_] FOR[_] AGAINST[_] ABSTAIN

                             FOLD AND DETACH HERE
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
THE CLASS A SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER ON THE REVERSE OF THIS PROXY CARD, OR IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                              ---------------------------------
                                                        Signature

                                              ---------------------------------
                                                Signature if held jointly

                                              Please vote, sign, date and
                                              return this proxy card promptly,
                                              using the enclosed envelope.

                                              Dated: ____________________, 2000

                                              IMPORTANT:
                                                       Please sign this Proxy
                                                       exactly as your name or
                                                       names appear hereon. If
                                                       shares are held
                                                       jointly, signatures
                                                       should include both
                                                       names. Executors,
                                                       administrators,
                                                       trustees, guardians and
                                                       others signing in a
                                                       representative capacity
                                                       should please give
                                                       their full titles.